EXPLORATION AGREEMENT

            HAY RANCH PROSPECT, NORTH HUMBOLDT PROSPECT, TOANO DRAW
                     PROSPECT and ANTELOPE VALLEY PROSPECT
                        ELKO AND EUREKA COUNTIES, NEVADA

         THIS AGREEMENT (this "Agreement") is made and entered into this 18th day of October 2000, the "Effective Date," by and between Foreland Corporation ("Foreland"), 143 Union Blvd., Suite 230, Lakewood, CO 80228, Farakel Company ("Farakel"), 600 Jefferson, Suite 350, Houston, TX 77002, and Deerfield Production Corporation ("Deerfield"), 5949 Sherry Lane, Suite 620, Dallas, TX 75225, referred to collectively herein as "Parties" or individually as a "Party."

         WHEREAS, Foreland and Farakel have entered into a Letter of Intent dated May 25, 2000, a copy of which is attached hereto as Schedule 1 (the "Farakel Agreement") that provides for the exploration and development of oil and gas in the Hay Ranch, North Humboldt, Toano Draw and Antelope Valley Prospects, in Elko and Eureka Counties, Nevada (the "Prospects"). The leases and lands that make up the Prospects are set forth on Exhibits A1 through A4, respectively, which exhibits are attached hereto and made a part hereof. The leases and lands described on Exhibits A1, A2, A3 and A4 shall be referred to hereinafter as the "Subject Lands";

         NOW, THEREFORE, in consideration of the mutual obligations and covenants contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. DEERFIELD AGREEMENT. Deerfield and Foreland are parties to a letter agreement dated May 1, 2000 as amended by Letter dated June 23, 2000, (the "Deerfield Agreement"), a copy of which is attached hereto as Schedule 2, which relates to a portion of the Subject Lands described in the Deerfield Agreement as the proposed Hay Ranch Federal Unit, comprised of 5,345.96 acres. The Deerfield Agreement provides that Deerfield shall have no obligation to Foreland or to the Marshall Group ("Marshall") thereunder if Foreland and Marshall do not enter into a written agreement consistent with the terms of the Deerfield Agreement by June 1, 2000.

     Deerfield, Foreland and Farakel hereby agree that this Agreement is entered into in lieu of an agreement between Foreland and Farakel, and each of Foreland, Deerfield and Farakel agrees to be bound by all of the terms and conditions of the Deerfield Agreement as if (a) Farakel was an original party thereto and all references to Marshall in the Deerfield Agreement were references to Farakel, and (b) an Agreement meeting all of the requirements of Section 8 of the Deerfield Agreement was executed on or before June 1, 2000. Notwithstanding anything to the contrary contained in this Agreement, in the event of any conflict or discrepancy between the terms or intent of the Deerfield Agreement and the terms of this Agreement, the terms and intent of the Deerfield Agreement shall control.

2. REPRESENTATION: Foreland represents, but does not warrant, that Foreland owns certain oil and gas leases lying within the North Humboldt, Toano Draw and Antelope Valley Prospects. Furthermore, certain of the Subject Lands are burdened by existing overriding royalty burdens that are shown on Exhibits A2 through A4. Foreland further represents that none of the Subject Lands are subject to any agreement with another party that conflicts with the purposes of this Agreement with the exception of the actual lease terms, existing royalty assignments, governmental regulations, and the Deerfield Agreement. Under the terms of, and subject to the conditions of the Deerfield Agreement, Farakel can earn interests in a portion of the Subject Lands described in the Deerfield Agreement as the proposed Hay Ranch Federal Unit, comprised of 5,345.96 acres, as more particularly described on Exhibit E, attached hereto.

3. APPROVAL OF OPERATOR AND OPERATING AGREEMENT: The Parties agree that Foreland is designated the initial Operator of the Subject Lands, and as such, Foreland will be Operator of any well or wells drilled on the Subject Lands by the Parties in accordance with the Operating Agreement executed by the Parties. The Parties further agree to execute and adopt a separate operating agreement for each Prospect in the form attached as Exhibit C to this Agreement; provided, that with respect to any lands included within the boundaries of the Hay Ranch Federal Unit, the federal unit operating agreement shall control.

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

4.   FARAKEL PARTICIPATION IN THE NORTH HUMBOLDT, TOANO DRAW AND ANTELOPE VALLEY
     PROSPECTS: Farakel agrees to pay Foreland a monthly payment of $36,000, on or before the 1st day of each calendar month for five (5) months, beginning November 15, 2000, in order to pay lease rentals, prospect development costs and overhead. In consideration of such payment, Foreland shall grant to Farakel the right to explore the North Humboldt, Toano Draw and Antelope Valley Prospects for a period of eighteen (18) months, subject to the following conditions: On or before the expiration of the initial five (5) month period, as defined below, Farakel must commit to either the drilling of an initial test well or a 3-D seismic survey and analysis of each such Prospect. Thus, if Farakel elects not to commit to drill a well or conduct a 3-D seismic study on a given Prospect by the end of the initial five-month period, then Farakel shall forfeit its rights with respect to that Prospect. For the purposes of this provision, the initial five-month period shall be deemed to commence on the date that the initial well on the Hay Ranch Prospect is completed as a producer or a dry hole. Foreland may re-market any prospect for which Farakel does not commit to drill or conduct a 3-D seismic study within the initial five-month period.

     The drilling of each initial test well with respect to the North Humboldt, Toano Draw and Antelope Valley Prospects shall earn Farakel (i) an assignment of 75% of Foreland's right, title and interest in and to all depths in the 160 acre quarter section on which the well is located and in the 8 surrounding 160 acre quarter sections and (ii) an assignment of 50% of Foreland's right, title and interest to all depths in the remaining acreage within the AMI for such Prospect, as described on Exhibits B1 through B4, lying outside of the nine 160 acre quarter sections described above.

5. PARTICIPATION IN HAY RANCH INITIAL TEST WELL: Foreland and Farakel agree that on or before the 1st day of September, 2000, Foreland will commence drilling operations in the

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

     Hay Ranch Prospect on an initial test well and drill said well to a sufficient depth to test at least 500 feet of the Devonian Carbonate section or to 8500 feet, whichever is the lesser depth, unless production is established at a lesser depth and the Parties mutually agree to stop drilling and attempt completion at such depth. The well will be located in the SE/4NE/4 of Section 16, T.29N., R.52E., Eureka County, Nevada. Farakel shall pay 100% of the cost of the drilling and completing of such well to the tanks, including the costs of all pipe, pumping units, line and other equipment necessary to deliver oil to the tanks (but not including the costs of the tanks themselves) or gas to the pipeline. If the cost of the initial test well (or the second well contemplated under the Deerfield Agreement) at any time exceeds 115% of the dry hole cost as represented in the applicable AFE, Farakel shall have the right to request that Foreland cease operations and plug and abandon the well. However, Deerfield and Foreland shall have the option, but not the obligation, to continue operations under the terms of the operating agreement. If either Deerfield or Foreland (or both) agree to continue, then the electing parties shall assume responsibility for all costs effective at 12:01 a.m. on the day that Deerfield and/or Foreland elect to continue (the "Effective Time"), in which case Farakel shall become a non-consenting party pursuant to the terms of the operating agreement with respect to all expenses incurred subsequent to the Effective Time.

     With respect to the Hay Ranch Prospect, the drilling of the initial test well shall earn Farakel the interests described in the Deerfield Agreement, subject to the terms and conditions of the Deerfield Agreement.

6. OPERATIONS BY LESS THAN ALL PARTIES: Notwithstanding anything contained herein to the contrary, whenever the drilling of a well is to be conducted by less than all parties pursuant to the provisions of Article VI.B. of the Operating Agreement, the following shall apply: Upon commencement of actual drilling operations for any well drilled in a Prospect subsequent to the initial test well in such Prospect previously referred to ("Subsequent Wells"), the Non-Consenting Party shall be deemed to have relinquished 100% of its leasehold interest in

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

     the well and in the governmental surveyed quarter section in which said well is located and in the surrounding eight governmental surveyed quarter sections. However, the relinquished leasehold shall not include an existing well capable of producing oil or gas in paying quantities which is owned by one or more of the Parties hereto, and the governmental surveyed quarter section in which it is located or the drillsite spacing unit for such well as determined by the applicable governmental authority or 160 acres, whichever is greater. In the event a Subsequent Well is an earning well for any oil and gas rights, the Non-Consenting Party shall have also relinquished 100% of any and all interest to be earned by the drilling of said well.

7. CONFIDENTIALITY PROVISION: The Parties agree that all seismic, geological, geophysical and well data acquired from the effective date hereof until June 30, 2003 shall be treated as confidential and the exclusive property of the Parties hereto. No seismic, geological, geophysical or well data shall be shown, conveyed, furnished, given or sold to third Parties without the prior written consent of all Parties who participated in the acquisition of such data. The sale of any data shall be for the joint account of the Parties who participated in the acquisition of such data and the proceeds from any such sale shall be promptly distributed to the Parties in the proportion that each shared in the cost thereof. These restrictions shall not apply to information which is required to be disclosed by law or the rules of any governmental agency having jurisdiction or is furnished to a bona fide affiliate, bona fide prospective purchaser, mortgagee, prospective mortgagee, lender, prospective lender, attorney or consultant for evaluation or reserve determination purposes nor shall they apply to the distribution of periodic drilling status reports to PI and/or Dwight's (unless any party including third parties to this Agreement participating in the well objects in writing to the Operator to said release) and well sample data which may be released to a bona fide sample library (unless any party participating in the well objects in writing to the Operator to said release); provided, that the disclosing Party advises the party receiving such data of the confidentiality obligations under this Agreement and shall be responsible for any disclosures by such party that would constitute a breach of this
     Section 7 if made by a Party hereto. These restrictions shall not apply to transfer of data

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

     between any Party hereto and any wholly owned subsidiary, partnership or other entity which is solely controlled by any Party hereto or which is a successor to any Party hereto through acquisition or merger, and/or owns or controls in excess of 50% of the common stock of said Party. Any person who is furnished information pursuant to this section must agree in writing to be bound by the confidentiality provisions of this Agreement and not to use any of the information for its own benefit.

8. AREAS OF MUTUAL INTEREST: Foreland and Farakel hereby agree to create Areas of Mutual Interest ("AMIs") for the Prospects as shown on Exhibits B1 through B4. The AMIs shall remain in full force and effect until June 30, 2003. If, during the term of the AMIs, either Foreland or Farakel acquires or has the opportunity to acquire an Acquired Interest (as defined below) it will notify the other Party of such acquisition or opportunity, including in such notice a description of the interest and the terms and conditions upon which it has been or can be acquired at actual cost and net revenue as delivered to acquiring party. The notified Party will have a period of 15 days after receipt of the notice of acquisition in which it may elect by responsive notice received by the acquiring Party within such period to acquire its proportionate share of the interest described in the notice of acquisition. A failure to elect affirmatively to participate within the period herein provided will constitute conclusive election of the notified party not to participate in the interest described in the notice of acquisition, and such party will have no further rights hereunder in respect of such Acquired Interest. An election to participate will constitute the binding obligation of the electing Party to pay or otherwise discharge its proportionate share of the costs and/or obligations of acquisition described in the acquisition notice and such party shall be entitled to receive upon discharge of such obligation their percentage part of the Acquired Interest.

     An Acquired Interest is any acquisition from a third party of an interest in an oil and gas lease (federal, state or fee), or extension or renewal thereof, fee mineral interest or option to lease, any royalty or overriding royalty interest, farmin acquisitions, acreage contributions received in

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

     consideration for the drilling of a well within the AMI, or an interest obtained under any third party contract or agreement relating to the AMI after the date of this Agreement. Under no circumstances shall the provisions of this paragraph be deemed to apply to the sale or transfer of any interest among the parties to this Agreement nor sale of any interest to a third party, nor is any Preferential Right of Purchase to be implied hereby.

     Deerfield hereby agrees to be bound by the terms of this paragraph 8, but only as to the area within the boundaries of the proposed Hay Ranch Federal Unit, as above described.

9. PROPORTIONATE REDUCTION: If it is found that Foreland or Deerfield owns an interest in any of the Subject Lands that covers less than the entire mineral estate, then any interest earned or assigned under this Agreement shall be proportionately reduced to reflect the actual leasehold ownership.

10. TITLE DEFECTS AND ADJUSTMENTS: Title defects shall refer to those defects or irregularities that would cause Farakel to receive less than the net acres or net revenue interest set forth on Exhibit A or which create a lien or encumbrance on any portion of the Properties in favor of a party other than Energy Income Fund, L.P., a Delaware limited partnership ("EIF"). Title defects shall not refer to such defects or irregularities in the title to the Properties that are not likely to interfere with the operation, value or use of the Properties (or portion thereof) or that would not be considered material in accordance with industry standards. To assist in title examination, Foreland shall supply Farakel with copies of leases, assignments, title memos and related documentation in Foreland's possession. If Farakel earns interests from Deerfield in the Hay Ranch Prospect pursuant to paragraph 5 above, Deerfield agrees to cause EIF to release its liens on the interests assigned to Farakel pursuant to paragraph 5 and the Deerfield Agreement.

     As soon as is reasonably practicable, but in no event later than August 1, 2000, Farakel shall provide Foreland with a notice of title defects stating its objections, if any, to the title. Foreland may undertake to satisfy some, all, or none of the title objections at Foreland's sole cost and

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

     expense. If any such title defect cannot be or is not cured by Foreland within thirty (30) days of notice, then the portion of the Property affected will be excluded from the prospect, unless such defect is waived by Farakel, and Foreland and Farakel will negotiate in good faith to determine whether an adjustment to the terms of the consideration paid by Farakel should be made to reflect the removal of the excluded property. All title defects not made known to Foreland by Farakel within the time provided shall be deemed to be waived by Farakel and, as between Foreland and Farakel (but not Deerfield), shall become joint loss items under the Operating Agreement. Deerfield makes no representation or warranty with respect to its title to or interest in any of the Subject Interests and shall have no liability to Foreland or Farakel with respect to any title defect or the cure thereof.

11. JOINT ASSUMPTION OF OBLIGATIONS: Foreland and Farakel will jointly assume and shall timely perform and discharge all duties and obligations of the owners of the Subject Lands at and after the Effective Date, including, but not limited to: restoration of the surface, environmental and pollution clean up, and plugging and abandonment of any and all wells.

12. PAYMENT OF LEASE RENTALS: Foreland shall diligently attempt to advance and pay all costs and expenses incurred in connection with the maintenance of the Subject Lands with respect to delay rentals, shut-in payments and minimum royalties owing on account of any lease. Foreland shall not be liable to Farakel for failure to properly pay any rentals, shut-in payments or minimum royalties where such failure is due to inadvertence, mistake or clerical error.

13. RECORDING COSTS: Farakel shall be solely responsible for all filing and recording of documents related to the transfer or assignment of the Properties to Farakel and for all fees, and other costs of whatever kind connected therewith.

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

14. AMENDMENTS AND SEVERABILITY: No alterations, modifications, amendments, or changes in this Agreement shall be effective or binding unless the same shall be in writing and signed by Foreland and Farakel and, where applicable, Deerfield. The invalidity of any one or more covenants or provisions of this Agreement shall not affect the validity of this Agreement as a whole, and in case of any such invalidity, this Agreement shall be construed as if such invalid provision had not been included herein.

15. ASSIGNABILITY, SUCCESSOR AND ASSIGNS: No assignment shall be made by Foreland or Farakel, in whole or in part, of its rights and obligations under this Agreement unless such assignment is approved, in writing, by all Parties to this Agreement. Such approval shall not be unreasonably withheld. The terms, covenants and conditions hereof shall be binding upon and shall inure to the benefit of Deerfield, Foreland and Farakel and their respective successors and assigns; and such terms, covenants and conditions shall be covenants running with the land and with each subsequent transfer or assignment of the Properties. Farakel reserves the right to assign a portion of its interest to certain internal partners. Farakel will provide the names and interest to be assigned prior to the assignments being made.

16. NOTICES: Any notice, communication, request, or response required or permitted by this Agreement shall be in writing. Notice may be given by any reasonable means, including facsimile, hand delivery (including overnight courier) and U.S. mail. Except as otherwise provided in this Agreement, notice shall be effective when actually received by the party being notified. The addresses of the parties for the purposes of Notice are:

     Foreland Corporation           Farakel Company           Deerfield Production Corp.
     2561 So. 1560 West, Suite 200  600 Jefferson, Suite 350  5949 Sherry Lane, Suite 620
     Woods Cross, Utah 84087        Houston, TX 77002         Dallas, TX  75225
     Fax:  (801)298-9889            Fax:  (713) 651-2387      Fax:  (214) 692-7777

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

17. RELATIONSHIP OF THE PARTIES: This Agreement does not create a partnership, mining partnership, joint venture, relationship of trust or agency or any other entity or relationship that makes one party liable for the acts or omissions of any other party.

18. DATA REQUIREMENTS: Two copies of all Geological data, as described on Exhibit D hereto, on any well drilled hereunder shall be furnished to Farakel and on any well in the Hay Ranch AMI one copy to Deerfield by Foreland. Farakel and Deerfield, and their respective employees and representatives, shall at all times, at their own risk and expense, have complete access to the well locations and derrick floor on prospects in which they own an interest.

19. FEDERAL UNIT: Foreland agrees to take the necessary action to finalize the formation of the Hay Ranch Federal Unit prior to commencement of the drilling of the initial test well on the Hay Ranch Prospect, which federal unit will include a portion of the lands within the Hay Ranch AMI (Exhibit
     A1). Farakel agrees to ratify and join said federal unit. The Hay Ranch Federal Unit Operating Agreement will be the Rocky Mountain Mineral Law Foundation Form 2 (Divided Interest) Agreement and will control over any other operating agreement with respect to acreage within the Hay Ranch Federal Unit. The same form of operating agreement, attached hereto as Exhibit "C," shall be executed by the Parties and used to govern operations on all non-Hay Ranch Federal Unit acreage subject to this Agreement.

20. REASSIGNMENT: As between Deerfield and Farakel, with respect to any interests earned by Farakel pursuant to paragraph 5 and the Deerfield Agreement, and as between Foreland and Farakel, with respect to any other interests earned by Farakel hereunder, in the event either party, its successors or assigns, hereafter desires to surrender, let expire or abandon all or any portion of the lease acreage described in Exhibit A, the Surrendering Party agrees to give the other party at least 60 days notice in writing of its intention to so surrender. Such Surrendering Party shall, if requested to do so, reassign said lease acreage insofar as it covers the portion

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

     being surrendered, expiring or abandoned to the other acreage insofar as it covers the portion being surrendered, expiring or abandoned to the other party free of any encumbrances suffered by, through or under the Surrendering Party.

21. HEADINGS: Titles and headings in this Agreement are included solely for ease of reference and are not to be considered in interpretation or construction of this Assignment.

22. GOVERNING LAW: This contract shall be governed by and construed under the laws of the State of Nevada, excluding any conflict of law rules that may require the application of the laws of another jurisdiction.

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

          IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year set forth below, but effective as of the Effective Date.

                                                       FORELAND CORPORATION

                                              By:      s/Bruce C. Decker
                                              Its:     Vice-President
                                              Date:    10/24/00


                                                       FARAKEL COMPANY

                                              By:      s/Douglas B. Marshall
                                              Its:     Director
                                              Date:    9/29/2000

                                              By:      s/James Jones
                                              Its:     President
                                              Date:    10/18/00

                                                       DEERFIELD PRODUCTION
                                                       CORPORATION

                                              By:      s/Steven McDonald
                                              Its:     Vice-President
                                              Date:    10/21/00



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